Exhibit 99.14

AMENDMENT TO SUBSCRIPTION AGREEMENT

THIS AMENDMENT TO SUBSCRIPTION AGREEMENT (this “Amendment”) is made as of September 30, 2023 by and among IntelGenx Technologies Corp. (the “Issuer”) and atai Life Sciences AG (the “Subscriber”).

RECITALS:

WHEREAS the Issuer and the Subscriber entered into that certain subscription agreement dated August 31, 2023 (the “Subscription Agreement”), pursuant to which the Subscriber subscribed to the Initial Units and committed to subscribe to the Subsequent Units subject to obtaining the Shareholder Approvals;

AND WHEREAS the Issuer and the Subscriber entered into a letter agreement dated August 31, 2023, pursuant to which, among other things, the Issuer agreed to enter into an amendment to the Subscription Agreement in order to provide the Subscriber with the right (the “Call Option”) to purchase up to an additional 6,013 Units at any time prior to August 31, 2026, such right to be subject to the prior approval of the Toronto Stock Exchange and the Shareholder Approvals;

NOW THEREFORE, in consideration of the covenants and agreements contained herein and for other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged), the parties agree as follows:

1.

Unless otherwise specifically defined herein, each term used herein (and in the recitals above) which is defined in the Subscription Agreement shall have the meaning assigned to such term in the Subscription Agreement.

2.	The preamble of the Subscription Agreement is hereby deleted in its entirety and replaced with the following (with the added language in green and the deleted language in red):

“Initial Subscription

The undersigned (the “Subscriber”) hereby tenders this subscription and applies for the purchase of 2,220 units (the “Initial Units”) of IntelGenx Technologies Corp., a Delaware corporation (the “Issuer”), with each Initial Unit consisting of (i) U.S. $1,000 of 12% Convertible Promissory Notes (the “Notes”) and (ii) 5,405 common stock purchase warrants (each warrant, a “Warrant”) equal to the quotient of U.S. $1,000 divided by the Initial Conversion Price (minimum investment U.S. $50,000, with additional investment of U.S. $10,000 and integral multiples thereof), upon the terms and conditions set forth below (the “Initial Subscription”). The “Initial Conversion Price” means U.S. $ 0.185.

A check (or wire transfer to the account noted on the signature page of this Subscription Agreement) made payable to “     ” in the initial subscription amount and a Confidential Purchaser Questionnaire are also delivered simultaneously (collectively, the “Subscription Documents”). The Subscriber understands that the Issuer may reject any subscription for any reason; the Issuer will promptly return the funds and Subscription Documents if the Issuer rejects this Subscription Agreement, without interest or deduction.

Subsequent Subscription

By execution below, the Subscriber also hereby commits to, and the Issuer hereby accepts, the purchase of an additional 750 units (the “Subsequent Units”~~and, together with the Initial Units, the “Units”~~) five (5) business days (the “Subsequent Closing Date”) following the date on which the Shareholder Approvals (as defined below) are obtained. The Subsequent Units shall be issued on the same terms as the Initial Units, with each Subsequent Unit consisting of (i) U.S. $1,000 of Notes (with a conversion price equal to the Initial Conversion Price), and (ii) 5,405 Warrants, upon the terms and conditions set forth below (the “Subsequent Subscription” ~~and, together with the Initial Subscription, the “Subscription”~~). A check (or wire transfer to the account noted on the signature page of this Subscription Agreement) made payable to “[Account Name]” in the subsequent subscription amount shall be delivered on or prior to the Subsequent Closing Date. The Subscriber acknowledges that, unless advised otherwise by the Subscriber, the Issuer shall be entitled to rely on the Confidential Purchaser Questionnaire delivered herewith as of the Subsequent Closing Date.

Call Option Subscription

Subject to obtaining the approval of the Toronto Stock Exchange and the Shareholder Approvals (as defined below), after the Shareholder Approvals are obtained but on or before August 31, 2026, the Subscriber may, pursuant to this Subscription Agreement, purchase up to an additional 7,401 units (the “Call Option Units” and, together with the Initial Units and the Subsequent Units, the “Units”), in one or more closings (the “Call Option”). The Call Option Units shall be issued on the same terms as the Initial Units, with each Call Option Unit consisting of (i) U.S. $1,000 of Notes (with a conversion price equal to the Initial Conversion Price) (the “Call Option Notes”), and (ii) 5,405 Warrants (the “Call Option Warrants”), upon the terms and conditions set forth below (the “Call Option Subscription” and, together with the Initial Subscription and the Subsequent Subscription, the “Subscription”). (i) The issuance of any Call Option Unit shall result in a corresponding reduction in the Subscriber’s remaining purchase right pursuant to the amended and restated securities purchase agreement dated May 14, 2021 (the “2021 Purchase Right”), with such right to be reduced by the maximum number of shares of common stock issuable in connection with such Call Option Units (assuming the conversion of the principal amount outstanding under the Call Option Notes comprising part of such Call Option Units, and the exercise of all Call Option Warrants comprising part of such Call Option Units), and (ii) in the event that the 2021 Purchase Right has been fully or partially exercised such that the aggregate number of shares of common stock issued thereunder together with the number of shares of common stock issuable in accordance with the Call Option would exceed 100,000,000, the number of shares of common stock that may be issued in connection with the Call Option shall be reduced such that the aggregate number of shares of common stock issued thereunder together with the number of shares of common stock issuable in accordance with the Call Option does not exceed 100,000,000.

The Subscriber hereby acknowledges and agrees that the maximum number of shares of common stock available under the 2021 Purchase Right shall hereby be reduced from 130,000,000 shares of common stock to 100,000,000 shares of common stock, such that in no event shall the aggregate number of shares of common stock issuable in accordance with the Call Option and the 2021 Purchase Right exceed 100,000,000.

In order to subscribe for Call Option Units, the Subscriber must deliver to the Issuer a written notice (each such notice, a “Call Option Notice”) of its intention to subscribe for Call Option Units, specifying the number of Call Option Units to be purchased and the aggregate purchase price to be paid for such Call Option Units (each date of delivery of a Call Option Notice, a “Call Option Notice Date”). If deemed necessary, upon receipt of a Call Option Notice, the Issuer shall issue a news release disclosing the exercise by the Subscriber, in full or in part, of the Call Option. Closing in respect of such exercise shall be no later than five (5) business days after the date of such news release (each date of such closing, a “Call Option Closing Date”).

A check (or wire transfer to the account noted on the signature page of this Subscription Agreement or as otherwise indicated in writing by the Issuer) made payable to “[Account Name]” in the applicable subscription amount shall be delivered on or prior to each Call Option Closing Date.

The Subscriber acknowledges that, unless advised otherwise by the Subscriber, the Issuer shall be entitled to rely on the Confidential Purchaser Questionnaire delivered herewith as of each Call Option Closing Date.

General

By execution below, the Subscriber also acknowledges that the Issuer is relying upon the accuracy and completeness of the Subscriber’s representations contained in the Subscription Documents in complying with its obligations under applicable securities laws. For sections below preceded by a box and ending with a blank line, please check the box and initial the line to show that you have read and understand that section.”

3.	Section 3 of the Subscription Agreement is hereby deleted in its entirety and replaced with the following (with the added language in green and the deleted language in red):

“3.	The Subscriber represents that it is (initial one):

    not an insider of the Issuer (as such term is defined in the policies of the Toronto Stock Exchange, an “Insider”)

    an Insider

and acknowledges:

(i)

the aggregate number of Unit Shares that may be issued to any holders of Notes and/or Warrants in connection with the ~~Offering~~ Initial Subscription and the Subsequent Subscription (pursuant to the exercise of the Warrants, the conversion of the Notes and/or the payment of interest on the Notes into Unit Shares, as the case may be) shall be limited to 43,664,524 Unit Shares (the “General Cap”), which equals 24.99% of the issued and outstanding shares of common stock of the Issuer (on a non-diluted basis) as of the date of this Subscription Agreement, unless the General Shareholder Approval (as defined below) is obtained;

(ii)

that the aggregate number of Unit Shares that may be issued to Insiders (as of the date of this Subscription Agreement) in connection with the Initial Subscription and the Subsequent Subscription from time to time pursuant to the exercise of the Warrants, the conversion of the Notes and/or the payment of interest on the Notes into Unit Shares (as the case may be) shall be limited to 17,645,809 Unit Shares (the “Insider Issuance Cap”), which equals 9.99% of the issued and outstanding shares of common stock of the Issuer (on a non-diluted basis) as of the date of this Subscription Agreement, unless the Insider Shareholder Approval (as defined below) is obtained; and

(iii)

the Call Option may not be exercised by the Subscriber, in full or in part, unless the Pricing Shareholder Approval (as defined below) and the approval of the Toronto Stock Exchange for the Call Option is obtained.

Each of the General Cap and the Insider Issuance Cap shall be appropriately adjusted for any reorganization, recapitalization, non-cash dividend, stock split, reverse-stock split or other similar transaction.

The Issuer undertakes to use its best efforts to obtain, as soon as possible and in any event within 90 days from the date of this Subscription Agreement (which deadline may be extended for an additional 30 days on the written consent of the Subscriber, such consent not to be unreasonably withheld, conditioned or delayed), each of the Shareholder Approvals either (i) by written consent of the shareholders in accordance with the TSX Company Manual, or (ii) by calling and holding a shareholders’ meeting, it being understood that obtaining the General Shareholder Approval shall be dependent on obtaining the Insider Shareholder Approval and the Pricing Shareholder Approval, and vice versa. In the event that the Issuer intends to obtain the Shareholder Approvals by calling and holding a shareholders’ meeting, the Issuer undertakes to prepare and complete a management information circular / proxy statement (the “Circular”) as well as any other documents required by applicable law for the purpose of seeking the Shareholder Approvals, and the Issuer shall ensure that the Circular is filed and sent to all of the Issuer’s shareholders and to any other person as required by applicable law. To the extent the Circular or related documents include any information relating solely to the Subscriber, the Issuer agrees that all such information which is provided in writing by or on behalf of the Subscriber for inclusion in the Circular or related documents shall be to the satisfaction of the Subscriber, acting reasonably.

The right of the Subscriber to convert the Notes and/or exercise Warrants forming part of the Initial Units or the Subsequent Units shall be subject to confirmation by the Issuer that the proposed conversion of the Notes or exercise of Warrants complies with the General Cap and/or the Insider Issuance Cap, or the obtaining of the General Shareholder Approval and/or the Insider Shareholder Approval, as the case may be, such confirmation to be evidenced by the acceptance of the conversion or exercise by the Issuer in writing.

For greater certainty, the Issuer shall not effect any conversion of Notes and/or exercise of Warrants forming part of the Initial Units or the Subsequent Units, and the Subscriber shall not have the right to convert any portion of its Notes and/or exercise any of its Warrants forming part of the Initial Units or the Subsequent Units, and the Issuer shall not pay any interest into Unit Shares, to the extent that after giving effect to such issuance, the General Cap would be exceeded or, if the Subscriber is an insider of the Issuer (as of the date hereof), the Insider Issuance Cap would be exceeded, without the Shareholder Approval and/or the Insider Shareholder Approval, as applicable.

For the purpose of this Section 3:

“General Shareholder Approval” means the approval by the shareholders of the Issuer in accordance with the rules and policies of the Toronto Stock Exchange to issue an aggregate number of shares of common stock upon conversion of the Notes, exercise of the Warrants and/or the payment of interest into Unit Shares in excess of the General Cap in accordance with Section 607(g)(i) of the TSX Company Manual.

“Insider Shareholder Approval” means the approval by the disinterested shareholders of the Issuer in accordance with the rules and policies of the Toronto Stock Exchange to issue to insiders of the Issuer (as of the date hereof) an aggregate number of shares of common stock upon conversion of the Notes, exercise of the Warrants and/or the payment of interest into Unit Shares in excess of the Insider Issuance Cap in accordance with Section 607(g)(ii) of the TSX Company Manual.

“Pricing Shareholder Approval” means, among other things, the approval by the disinterested shareholders of the Issuer in accordance with the rules and policies of the Toronto Stock Exchange of (i) the conversion of Notes underlying the Subsequent Units and Call Option Notes at a price of US$0.185 per share of common stock, which may be less than the market price of the shares of common stock of the Issuer less the maximum allowable discount permitted under the rules of the Toronto Stock Exchange at the time of issuance of such Notes, as applicable, in accordance with Section 607(e) of the TSX Company Manual, and (ii) the exercise of Warrants underlying the Subsequent Units and Call Option Warrants at an exercise price of US$0.26 per share of common stock, which may be less than the market price of the shares of common stock of the Issuer at the time of issuance of such Warrants, as applicable, in accordance with Section 607(i) of the TSX Company Manual.

“Shareholder Approvals” means, collectively, the General Shareholder Approval, ~~and~~ the Insider Shareholder Approval and the Pricing Shareholder Approval.

4.	Except as specifically amended in this Amendment, all provisions of the Subscription Agreement (including all Exhibits and Schedules thereto) shall remain in full force and effect.

5.

This Amendment and all documents contemplated by or delivered under or in connection with this Amendment may be executed and delivered in any number of counterparts, with the same effect as if all parties had signed and delivered the same document, and all counterparts shall together constitute one and the same original document.

6.

The parties will cooperate in good faith and do all things and execute all instruments and/or documents necessary or useful to give effect to the intentions expressed in this Amendment, which instruments shall be considered to form part of and be integral to, this Amendment and the Subscription Agreement.

(signature page follows.)

IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first written above.

INTELGENX TECHNOLOGIES CORP.

By:	/s/ André Godin
Name: André Godin
Title: President and Chief Financial Officer

ATAI LIFE SCIENCES AG

By:	/s/ Florian Brand
Name: Florian Brand
Title: Chief Executive Officer